EXHIBIT 99

                                [GRAPHIC OMITTED]

                                                 December 18, 2003



                                         For Release Thursday, December 18, 2003
                                                                     8:30 AM CDT
                                                   For More Information Contact:
                                               Patrick Little, President and CEO
                                                                  (337) 560-7151

                              TECHE HOLDING COMPANY

                   Announces Another Stock Repurchase Program

         NEW IBERIA, LA (AMEX: TSH)--December 18, 2003- Teche Holding Company, the holding company for Teche Federal Savings Bank, today announced it has adopted a program to repurchase up to an additional 5% or 112,000 shares of the Company's common stock.

         This follows its recent stock repurchase program in which the Company purchased 94,640 shares or 4.1% of its common stock at an average cost of $34.17 per share. As a result of the repurchase, the Company currently has 2,249,766 shares issued and outstanding.

         The repurchases will be made in accordance with the plan and are expected to be made in open-market and through privately negotiated transactions, subject to the availability of stock, market conditions, the trading price of the stock and the Company's financial performance. Such repurchased shares will become treasury shares and will be utilized for general corporate and other purposes, including the issuances of shares in connection with the exercise of stock options. The repurchase program is expected to be completed in 12 to 18 months, at which time the Company may terminate or continue the program.

         Teche is the fourth largest publicly traded bank headquartered in Louisiana. Teche Holding Company is the parent company of Teche Federal Savings Bank, which operates 16 offices in South Louisiana and serves over 50,000 customers. Teche Holding Company's common stock is traded under the symbol "TSH" on the American Stock Exchange.

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Statements  contained in this news release,  which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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